TWELFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Twelfth Amendment to Loan and Security Agreement (the "Twelfth Amendment") is made as of July 21, 2005 by and between Transpro, Inc., a Delaware corporation ("Transpro" and, after giving effect to the Modine Merger, the GO/DAN Merger and the name change to "Proliance International, Inc." as described in the second, third and fourth recitals hereto, respectively, "Proliance" and, before and after giving such effect, the "Parent"), GO/DAN Industries, Inc. ("GO/DAN"), Ready Aire, Inc. ("RA"; together with Parent and GO/DAN, the "Borrowers"), GO/DAN de Mexico, SA de C.V. ("GO/DAN Mexico") and Radiadores GDI, SA de C.V. ("Radiadores"; together with GO/DAN Mexico, the "Obligors") and Wachovia Capital Finance Corporation (New England), formerly known as Congress Financial Corporation (New England), as lender (the "Lender").

WHEREAS, the Lender and Borrowers are parties to that certain Loan and Security Agreement dated as of January 4, 2001, as amended, supplemented or otherwise modified through the date hereof (the "Loan Agreement");

WHEREAS, Transpro, Modine Manufacturing Company ("Modine") and Modine Aftermarket Holdings, Inc. ("MAH") entered into that certain Agreement and Plan of Merger dated as of January 31, 2005 (as amended by that certain letter agreement dated as of June 16, 2005 by and between Modine, MAH and Transpro, the "Modine Merger Agreement"; together with all agreements, documents and instruments executed and/or delivered in connection therewith, the "Modine Merger Documents") pursuant to which MAH will merge with and into Transpro on July 22, 2005 with Transpro continuing as the surviving corporation (such merger, the "Modine Merger");

WHEREAS, GO/DAN will merge with and into Transpro on the date hereof pursuant to that certain Agreement and Plan of Merger (as amended, the "GO/DAN Merger Agreement"; together with all agreements, documents and instruments executed and/or delivered in connection therewith, the "GO/DAN Merger Documents") with Transpro continuing as the surviving corporation (such merger, the "GO/DAN Merger");

WHEREAS, Transpro will change its name from "Transpro, Inc." to "Proliance International, Inc." simultaneously with the consummation of the Modine Merger;

WHEREAS, Borrowers have requested that Lender (i) consent to the Modine Merger, (ii) consent to the GO/DAN Merger, (iii) consent to Transpro changing its name from "Transpro, Inc." to "Proliance International, Inc." and (iv) amend certain provisions of the Financing Agreements as set forth herein; and

WHEREAS, the Lender has agreed to consent to (i) the Modine Merger, (ii) the GO/DAN Merger, (iii) Transpro changing its name to "Proliance International, Inc." and (iv) the amendment of certain provisions of the Financing Agreements, in each case, subject to the terms and conditions hereof;

NOW THEREFORE, based on these premises, and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Borrowers, the Obligors and the Lender hereby agree as follows:

1.    Amendments to Loan Agreement.

        1.1.    Name Change.    Upon the effectiveness of the name change from "Transpro, Inc." to "Proliance International, Inc." and the consummation of the Modine Merger and the GO/DAN Merger, all references to (i) "TransPro, Inc.", "GO/DAN" and "GO/DAN Industries, Inc." set forth in the Loan Agreement and the other Financing Agreements shall mean "Proliance International, Inc." and (ii) all references to "Transpro" set forth in the Loan Agreement and the other Financing Agreements shall mean "Proliance".

        1.2.    Definitions.

                (a) Applicable Eurodollar Margin.    Section 1.3A of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

" 1.3A Applicable Eurodollar Margin' shall mean the rate set forth below based upon the Quarterly Average Excess Availability (as defined below) of the Borrowers:

Quarterly Average Excess Availability	Applicable Eurodollar Margin
More than $25,000,000	1.75%
$15,000,000 to $25,000,000	2.00%
Less than $15,000,000	2.25%

The Applicable Eurodollar Margin shall be adjusted by Lender no later than the tenth (10th) day of each calendar quarter beginning on January 1, April 1, July 1 and October 1 of each year, commencing with the calendar quarter beginning on July 1, 2006, based upon the Quarterly Average Excess Availability of the Borrowers for the immediately preceding calendar quarter.

For purposes of this definition, Quarterly Average Excess Availability' shall mean for any applicable calendar quarter the average daily Excess Availability of the Borrowers, on a consolidated basis, for such calendar quarter."

                (b) Borrowing Base Certificate.    The following Section 1.7A is hereby added to the Loan Agreement in proper numerical order:

"1.7A 'Borrowing Base Certificate' shall mean a certificate in substantially the form of Exhibit B to the Twelfth Amendment, as such form may from time to time be reasonably modified by Lender, which is duly completed (including all schedules thereto) for each Borrower and executed by the chief financial officer of each Borrower or other appropriate financial officer of such Borrower reasonably acceptable to Lender and delivered to Lender."

                (c) Interest Rate.    The definition of "Interest Rate" set forth in Section 1.31 of the Loan Agreement is hereby deleted in its entirety and the following definition is substituted in lieu thereof:

"1.31 'Interest Rate' shall mean (i) from July 21, 2005 through April 21, 2006, as to Prime Rate Loans, a per annum rate equal to the Prime Rate and, as to Eurodollar Rate Loans, a per annum rate equal to two percent (2%) in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers) and (ii) from April 22, 2006 and thereafter, as to Prime Rate Loans, a per annum rate equal to the Prime Rate, (iii) from April 22, 2006 through June 30, 2006, as to Eurodollar Rate Loans, a per annum rate equal to the Applicable Eurodollar Margin based upon the Quarterly Average Excess Availability of the Borrowers for the quarter ending on March 31, 2006 plus the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers) and (iv) from July 1, 2006 and thereafter, as to Eurodollar Rate Loans, a per annum rate equal to the Applicable Eurodollar Margin plus the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers); provided, that, in each case, the Interest Rate shall mean the rate of three percent (3%) per annum in excess of the rate applicable to Prime Rate Loans immediately prior to the event described below and three percent (3%) per annum in excess of the rate applicable to Eurodollar Rate Loans immediately prior to the event described below, at Lender's option, without notice, (A) for the period (1) from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all obligations (notwithstanding entry of a judgment against any Borrower) and (2) from and after the date of the occurrence of an

Event of Default for so long as such Event of Default is continuing as determined by Lender, and (B) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default), provided that if such excess is the sole and direct result of an adjustment made by Lender to the criteria for Eligible Accounts or Eligible Inventory or to Availability Reserves, the higher rate of interest provided herein shall not go into effect until ten (10) days after such adjustment by Lender became effective and provided that Borrowers shall not have eliminated such excess within such ten (10) day period."

                (d) Letter of Credit Fee Rate.    The following Section 1.35A is hereby added to the Loan Agreement in proper numerical order:

"1.35A 'Letter of Credit Fee Rate' shall mean a per annum rate equal to the following rates for the following time periods: (i) from July 21, 2005 through April 21, 2006, two percent (2%) per annum and (ii) from April 22, 2006 and thereafter, the Applicable Eurodollar Margin then in effect. The Applicable Eurodollar Margin shall be adjusted quarterly in accordance with the provisions set forth in the definition of Applicable Eurollar Margin'."

                (e) Mortgages.    All references to "Mortgages" set forth in the Financing Agreements shall include the Emporia Mortgage (hereinafter defined) upon the effectiveness thereof.

        1.3.    Revolving Loans.

                (a) Section 2.1(a)(i) of the Loan Agreement hereby is deleted in its entirety and the following is substituted in lieu thereof:

"(i) the sum of (A) seventy-eight and one half percent (78.5%) of the Net Amount of Eligible Accounts of Proliance to the extent that dilution does not exceed five percent (5%), provided that Lender may reduce such advance rate one percent for each percent by which dilution with respect to Proliance's Accounts exceeds five percent (5%) plus, (B) seventy-five percent (75%) of the Net Amount of Eligible Accounts of Evap plus "

                (b) Section 2.1(a)(ii) of the Loan Agreement hereby is deleted in its entirety and the following is substituted in lieu thereof:

"(ii) the lesser of: (A) the sum of (1) thirty (30%) percent of the Value of Eligible Inventory consisting of finished goods of Evap, plus (2) fifty-one (51%) percent of the Value of Eligible Inventory consisting of finished goods of Proliance, plus (3) twenty-one (21%) percent of the Value of Eligible Inventory consisting of raw materials of Evap for the finished goods of Evap, plus (4) thirty-five (35%) percent of the Value of Eligible Inventory consisting of raw materials of Proliance for the finished goods of Proliance or (B) $55,000,000.00, less"

        1.4.    Letter of Credit Accommodations.

                (a) The first sentence of Section 2.2(b) of the Loan Agreement is hereby deleted in its entirety and the following sentence is substituted in lieu thereof:

"In addition to any charges, fees and expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Lender a letter of credit fee equal to the Letter of Credit Fee Rate then in effect multiplied by the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrowers shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to five percent (5%) per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender."

                (b) The first sentence of Section 2.2(d) of the Loan Agreement is hereby deleted in its entirety and the following sentence is substituted in lieu thereof:

"Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed $15,000,000.00."

        1.5.    Term Loan.    Section 2.3 of the Loan Agreement hereby is deleted in its entirety and the following is substituted in lieu thereof:

"2.3    Term Loan.    The Borrowers issued to Lender that certain Amended and Restated Term Promissory Note in the initial principal amount of Four Million Three Hundred Seventy Thousand Dollars ($4,370,000) on March 14, 2001 ("Initial Term Note") to evidence the Term Loan made by the Lender to the Borrowers as of such date. From March 14, 2001 through December 27, 2002, the Borrowers made certain interest and principal payments with respect to such Term Loan, reducing the outstanding obligations under the Initial Term Note to less than Three Million Dollars ($3,000,000). On December 27, 2002, Lender made an additional Term Loan to the Borrowers ("December 2002 Term Loan"), increasing the aggregate amount of the Term Loan outstanding to Three Million Dollars ($3,000,000) on such date. To combine the obligations owed by the Borrowers to the Lender pursuant to the Initial Term Note and the December 2002 Term Loan, the Borrowers amended, restated and replaced the Initial Term Note with the Second Amended and Restated Term Promissory Note dated as of December 27, 2002, issued in the initial principal amount of Three Million Dollars ($3,000,000) (the "Second Amended and Restated Term Note"). From December 27, 2002 through July 21, 2005 the Borrowers made certain interest and principal payments with respect to the Term Loan, reducing the outstanding Term Loan to less than Three Million Dollars ($3,000,000). On July 21, 2005, Lender made an additional Term Loan to the Borrowers ("July 2005 Term Loan"), increasing the aggregate amount of the Term Loan outstanding to One Million Seven Hundred Thousand Dollars ($1,700,000). To combine the obligations owed by the Borrowers to the Lender pursuant to the Second Amended and Restated Term Note and the July 2005 Term Loan, the Borrowers have amended, restated and replaced the Second Amended and Restated Term Note with the Third Amended and Restated Term Promissory Note dated as of July 21, 2005, issued in the initial principal amount of One Million Seven Hundred Thousand Dollars ($1,700,000) (the "Term Promissory Note"). The Term Promissory Note (a) shall be repaid, together with interest and other amounts, in accordance with this Agreement, the Term Promissory Note, and the other Financing Agreements, and (b) shall be secured by all the Collateral. The principal amount of the Term Loan shall be repaid in sixty (60) consecutive monthly installments (or earlier as provided herein) payable on the first day of each month commencing on September 1, 2005, of which, the first fifty-nine (59) installments shall each be in the amount of $28,333.33 and the last installment shall be due on the Renewal Date and shall be in the amount of the entire unpaid balance of the Term Loan."

        1.6.    Availability Reserves.

                (a) Section 2.4 of the Loan Agreement hereby is deleted in its entirety and the following is substituted in lieu thereof:

"2.4    Availability Reserves.    All Revolving Loans otherwise available to Borrowers pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise, in good faith, Availability Reserves, including, without limitation, Availability Reserves in an amount equal to the amount by which dilution with respect to Borrowers' Accounts (as determined in accordance with Section 2.1(b)(i)(A) hereof) exceeds five percent (5%)."

                (b) The Gando Drive Reserve (as initially defined in that certain letter agreement dated as of May 24, 2001 by and between Lender and Borrowers) is hereby reduced to $0.

        1.7.    Interest.    Section 3.1(e) of the Loan Agreement is hereby deleted in its entirety and Intentionally Omitted' is substituted in lieu thereof.

        1.8.    Unused Line Fee.    Section 3.4 of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

"3.4    Unused Line Fee.    Borrowers shall pay to Lender monthly an unused line fee at a rate equal to one quarter of one (.25%) percent per annum calculated upon the amount by which Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears."

        1.9.    Use of Proceeds.    The second sentence of Section 6.6 of the Loan Agreement is hereby deleted in its entirety and the following sentence is substituted in lieu thereof:

"All other Loans made or Letter of Credit Accommodations provided by Lender to Borrowers pursuant to the provisions hereof shall be used by the Borrowers only for (i) paying the fees, costs and expenses (including attorneys' fees and disbursements) incurred by the Borrowers in connection with the Modine Merger, the GO/DAN Merger, and the negotiation, documentation and execution of the Modine Merger Documents, the GO/DAN Merger Documents, this Agreement and the other Financing Agreements and the consummation of the transactions contemplated by the Modine Merger Documents and the GO/DAN Merger Documents, (ii) paying the purchase price and the fees, costs and expenses (including attorneys' fees) incurred by the Borrowers in connection with the consummation of the July 2005 Acquisition (as defined in Section 9.10 hereof) and (iii) general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof."

        1.10.    Borrowing Base Certificates.    Section 7.1 of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

"7.1 Collateral Reporting.

(a)    Each Borrower shall provide Lender with the following documents in a form reasonably satisfactory to Lender:

(i)    (A) so long as Excess Availability equals or exceeds $25,000,000 at all times during the immediately preceding calendar month, on a monthly basis on or before the fifteenth (15th) day of each month or more frequently at Borrowers' option, a Borrowing Base Certificate for each Borrower setting forth each Borrower's calculation of Revolving Loans and Letter of Credit Accommodations available to such Borrowers pursuant to the terms and conditions contained herein as of the last day of the preceding calendar month as to Accounts and Inventory, and (B) so long as Excess Availability is less than $25,000,000 at any time but more than $15,000,000 at all times during the immediately preceding calendar month, on a weekly basis on or before the Second Business Day of each week or more frequently at Borrowers' option, a Borrowing Base Certificate for each Borrower setting forth such Borrower's calculation of the Revolving Loans and Letter of Credit Accommodations available to such Borrower pursuant to the terms and conditions contained herein as of the last business day of the immediately preceding week as to the Accounts and as of the last day of the preceding month as to Inventory, in each such case duly completed and executed by the chief financial officer or other appropriate financial officer acceptable to Lender, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including, without limitation, a schedule of all Accounts created, collections received and credit memos issued for each day of the immediately preceding week); provided, that, without limiting any other rights of Lender, upon Lender's request, Borrowers shall provide Lender on a daily basis with a schedule of Accounts, collections received and credits issued and on a daily basis with an inventory report in the event that at any time either: (1) an Event of Default or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, or (2) Borrowers shall have failed to deliver any Borrowing Base Certificate in accordance with the terms hereof, or (3) upon Lender's good faith belief, any information contained in any Borrowing Base Certificate is incomplete, inaccurate or misleading, or (4) Excess Availability shall be less than $15,000,000 (it being understood that once the Borrowers are required by Lender to provide Borrowing Base Certificates on a daily basis in accordance with this Section, the Borrowers shall continue to provide Borrowing Base Certificates to Lender on a daily basis unless and until (x) no Events of Default have occurred and are then continuing, (y) Excess Availability exceeds $15,000,000 for thirty (30) consecutive days, and (z) the Borrowers have otherwise complied with their obligation to deliver Borrowing Base Certificates to Lender in accordance with the provisions hereof and such Borrowing Base Certificates are complete and accurate in all respects; thereafter, the Borrowers shall deliver Borrowing Base Certificates in accordance with Section 7.1(a)(i)(A)-(B) as applicable);

(ii)    on a monthly basis or more frequently as Lender may reasonably request, (A) perpetual inventory reports, (B) inventory reports by category and (C) agings of accounts payable;

(iii)    upon Lender's reasonable request, (A) copies of customer statements and credit memos, remittances advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery of documents for Inventory and Equipment acquired by Borrower;

(iv)    agings of accounts receivable on a monthly basis or more frequently as Lender may request; and

(v)    such other reports as to the Collateral as Lender shall reasonably request from time to time.

(b)    Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Lender contained herein and in the event of any conflict or inconsistency between the calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrower as set forth in any Borrowing Base Certificate and as determined by Lender, the determination of Lender shall govern and be conclusive and binding upon Borrower. Without limiting the foregoing, Borrower shall furnish to Lender any information which Lender may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing."

        1.11.    Inventory Appraisal.    Notwithstanding the provisions set forth in Section 7.3(d) of the Loan Agreement, the Borrowers shall not be required to cause to be conducted any inventory appraisals with respect to their Inventory (i) during the 2005 calendar year provided that (A) Excess Availability exceeds Ten Million Dollars ($10,000,000) at all times and (B) no Event of Default or event which with the passage of time or notice or both would constitute an Event of Default has occurred and is continuing or (ii) during the 2006 calendar year and thereafter provided that (A) Excess Availability exceeds Fifteen Million Dollars ($15,000,000) at all times and (B) no Event of Default or event which with the passage of time or notice or both would constitute an Event of Default has occurred and is continuing (Borrowers shall cause to be conducted as many inventory appraisals with respect to their Inventory as Lender reasonably requests upon the occurrence and during the continuation of any Event of Default or event which with the passage of time or notice or both would constitute an Event of Default).

        1.12.    Compliance Certificates and Additional Notices.    Section 9.6 is amended to add the following Sections (f) and(g) thereto.

"(f) Compliance Certificates.    Together with and at the same time that the financial statements which Borrowers are required to deliver under Section 9.6(a) hereof are delivered, Borrower shall deliver a duly completed and executed compliance certificate substantially in the form of Exhibit A hereto, along with schedules in a form reasonably satisfactory to Lender of the calculations used in determining, as of the end of each applicable period, whether Borrowers are in compliance with the financial covenants set forth in the Loan Agreement for such period.

(g) Borrowers shall promptly notify Lender in writing in the event that at any time after the delivery of a Borrowing Base Certificate by a Borrower to Lender but prior to the delivery of the next Borrowing Base Certificate to be delivered by such Borrower to Lender in accordance with the terms hereof: (i) the amount of Revolving Loans and Letter of Credit Accommodations available to such Borrower pursuant to the terms and conditions contained herein (calculated without regard to the then outstanding Revolving Loans and Letter of Credit Accommodations) is less than ninety (90%) percent of the amount of Revolving Loans and Letter of Credit Accommodations available to such Borrower pursuant to the terms and conditions contained herein (calculated without regard to the then outstanding Revolving Loans and Letter of Credit Accommodations) as set forth in the most recent Borrowing Base Certificate previously delivered by such Borrower to Lender pursuant to Section 7.1 hereof, (ii) the Revolving Loans made by Lender to such Borrower and/or Letter of Credit Accommodations outstanding at such time exceed the amount of the Revolving Loans and Letter of Credit Accommodations then available to such Borrower under the terms hereof as a result of any decrease in the amount of Revolving Loans and Letter of Credit Accommodations then available and the amount of such excess, or (iii) Excess Availability is less than the applicable thresholds set forth in Section 7.1(a) as a result of any decrease in the amounts of Revolving Loans and Letter of Credit Accommodations available to such Borrower pursuant to the terms and conditions contained herein."

        1.13.    Sections 9.7, 9.8, 9.9. and 9.10.  Sections 9.7, 9.8, 9.9, and 9.10    of the Loan Agreement are amended to insert the following after the first three words of each such Section: ", and shall not permit any subsidiary of any Borrower to,"

        1.14.    Loans, Investments, Guarantees, Etc.    The following subsection (d) is hereby added to the end of the first sentence of Section 9.10 of the Loan Agreement:

"and (d) the acquisition, in 2005, of certain personal property from a company identified to Lender in July 2005, in the same line of business as Proliance, for a purchase price not to exceed $4,000,000 provided that (i) the related purchase and sales agreement and all agreements, documents and instruments executed and/or delivered in connection therewith are in form and substance reasonably satisfactory to Lender, (ii) the Borrowers take all steps necessary to perfect Lender's security interest in such personal property to be purchased immediately upon the consummation of such purchase (and such security interest shall be a first priority perfected security interest), (iii) such assets to be purchased shall be unencumbered except as permitted hereunder, (iv) the Borrowers shall maintain Excess Availability of not less than $15,000,000 for thirty (30) consecutive days prior to the date on which such acquisition is consummated, and on the date on which such acquisition is consummated, and for thirty (30) consecutive days following the date on which such acquisition is consummated, in each case, after giving effect to the consummation of such acquisition and (v) no default or Event of Default has occurred and is then continuing hereunder or under any other Financing Agreement (after giving effect to such acquisition) (July 2005 Acquisition')."

        1.15.    Dividends and Redemptions.    Section 9.11 of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

"9.11    Dividends and Redemptions.    Borrowers shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of capital stock of Borrowers now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; provided, however, that Proliance may (i) pay up to $337,500 per year in dividends on its Series B convertible preferred stock if and to the extent that such dividends are permitted and required to be paid under the Certificate of Incorporation of Proliance and the Agreement and Plan of Merger dated July 23, 1998 relating to the acquisition of Evap and (ii) without duplication of the other dividends permitted to be made under this Section 9.11, Proliance may pay dividends to its shareholders and may repurchase capital stock held by its shareholders provided, that, as to any such dividend or repurchase, each of the following conditions is satisfied: (1) the Borrowers shall maintain Excess Availability of not less than $18,000,000 for thirty (30) consecutive days prior to the date on which any such dividend or stock repurchase is made, and on the date on which such dividend or stock repurchase is made, and for thirty (30) consecutive days following the date on which such dividend or stock repurchase is made, in each case, after giving effect to making such dividend or repurchasing such stock, (2) as of the date of the making of such dividend or such stock repurchase and after giving effect thereto, no Event of Default or event which with notice or the passage of time would constitute an Event of Default shall exist or have occurred and be continuing, (3) such dividend or stock repurchase shall be paid with funds legally available therefor, (4) such dividend or stock repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound, and (5) the aggregate amount of all dividends and repurchases in any calendar year shall not exceed $3,000,000;"

        1.16.    Sections 9.14 and 9.15.    Sections 9.14 and 9.15 are deleted in their entirety and replaced by "Intentionally Omitted."

        1.17.    Financial Covenants.

                (a)    Minimum EBITDA.    The following Section 9.20 is hereby added to the Loan Agreement in proper numerical order:

"9.20    Minimum EBITDA.    Borrowers shall achieve, on a consolidated basis, EBITDA of not less than the amounts set forth below for the twelve consecutive month periods ending on the dates set forth below:

Test Date	Amount
September 30, 2005	($2,500,000)
December 31, 2005	($15,000,000)
March 31, 2006	($12,500,000)
June 30, 2006	($4,500,000)
September 30, 2006	$9,000,000
December 31, 2006	$19,200,000
March 31, 2007 and at each calendar quarter end thereafter	$21,200,000

For purposes of this Section 9.20, 'EBITDA' shall mean the sum, without duplication, of the following as determined on a consolidated basis in accordance with GAAP for Proliance and its wholly owned subsidiaries (but not including G&O Manufacturing Company, Inc.): (a) Net Income, plus (b) interest expense on all indebtedness to the extent deducted in determining Net Income, (c) taxes on income to the extent deducted in determining Net Income, (d) depreciation expense to the extent deducted in determining Net Income, (e) amortization expense to the extent deducted in determining Net Income, (f) minus non-cash gain or plus non-cash loss from the sale of assets, other than sales in the ordinary course of business but only to the extent added to or deducted in determining Net Income, and (g) minus negative goodwill to the extent added in determining Net Income.

Compliance with the foregoing EBITDA covenant will not be required at any applicable test date if Excess Availability equals or exceeds $15,000,000 at all times during the calendar quarter immediately preceding such Test Date."

                (b)    Minimum Excess Availability.    The following Section 9.20A is hereby added to the Loan Agreement in proper numerical order:

"9.20A    Minimum Excess Availability.    The Borrowers shall maintain no less than the following amounts of Excess Availability at all times during the calendar quarters ending on the following test dates:

Test Date	Minimum Excess Availability
September 30, 2005	$5,000,000
December 31, 2005	$5,000,000
March 31, 2006	$5,000,000
June 30, 2006	$5,000,000	"

                (c)    Capital Expenditures.    The following Section 9.21 is hereby added to the Loan Agreement in proper numerical order:

"9.21    Capital Expenditures.    Borrowers shall not incur Capital Expenditures in excess of $12,000,000, in the aggregate, in any calendar year. For purposes of this Section 9.21, Capital Expenditures' shall mean, without duplication, non-financed expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year (to avoid all doubt, non-financed expenditures' referenced in the aforementioned definition of "Capital Expenditures" shall include capital expenditures purchased with the proceeds of Loans)."

        1.18.    Subsidiary Restrictions.    The following Section 9.22 is hereby added to the Loan Agreement in proper numerical order:

"9.22    Limitation on Restrictions Affecting Subsidiaries.    Borrowers shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any subsidiary of any Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to any Borrower or any subsidiary of Borrower; (b) make loans or advances to any Borrower or any subsidiary of any Borrower, (c) transfer any of its properties or assets to any Borrower or any subsidiary of any Borrower; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or any of its subsidiaries, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of any Borrower or its subsidiary, (v) any agreement relating to permitted Indebtedness incurred by a subsidiary of any Borrower prior to the date on which such subsidiary was acquired by such Borrower and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Lender than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued."

        1.19.    Term.    The first sentence of Section 12.1(a) of the Loan Agreement hereby is deleted in its entirety and the following sentence is substituted in lieu thereof:

"(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect until July 21, 2009 (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof."

        1.20.    Early Termination Fee.

                (a) The first sentence of Section 12.1(c) of the Loan Agreement is hereby deleted in its entirety and the following sentence is substituted in lieu thereof:

"(c) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof and as a result of Lender's willingness to foregoing certain fees that would otherwise be payable in a financing of this kind at the inception and during the term of this Agreement, Borrowers agree to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

	Amount	Period
(i)	1% of Maximum Credit	from July 21 2005 to and including July 21, 2007; and
(iii)	0.5% of Maximum Credit	July 22, 2007 and thereafter provided that this provision shall not constitute a commitment by Lender to extend the term beyond the Renewal Date."

2.    Fees.    Borrowers shall pay to Lender the fees set forth in the fee letter dated the date hereof ("Fee Letter").

3.    Consents.

3.1.    Name Change.    Lender hereby consents to Transpro changing its name from "Transpro, Inc." to "Proliance International, Inc." provided that (i) the name change is effected in accordance with the copy of the merger certificate containing the amendment to Transpro's articles of incorporation effecting such name change provided to Lender prior to the date hereof and (ii) the conditions precedent set forth in Section 4 hereof have been satisfied.

3.2.    Modine Merger.    Lender hereby consents to the Modine Merger provided that (i) the Modine Merger is consummated in accordance with the Modine Merger Documents and (ii) the conditions precedent set forth in Section 4 hereof have been satisfied.

3.3.    GO/DAN Merger.    Lender hereby consents to the GO/DAN Merger provided that (i) the GO/DAN Merger is consummated in accordance with the GO/DAN Merger Documents and (ii) the conditions precedent set forth in Section 4 hereof have been satisfied.

4.    Conditions Precedent.    The following are all of the conditions precedent to the effectiveness of this Amendment and the agreements of the Lender hereunder:

4.1. payment to Lender in immediately available funds of (i) the fees due on the date hereof as set forth in the Fee Letter and (ii) all documented out-of-pocket expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred by the Lender through the date hereof, in accordance with Section 10 hereof;

4.2. receipt by Lender of this Twelfth Amendment, duly executed by the Borrowers and Obligors;

4.3. receipt by Lender of the original executed copy of that certain Third Amended and Restated Term Promissory Note dated as of even date hereof issued by Borrowers to Lender in the initial principal amount of One Million Seven Hundred Thousand Dollars ($1,700,000) ("Term Note");

4.4. receipt by Lender of the Fee Letter, duly executed by Borrowers;

4.5. receipt by Lender of all historical financial information concerning MAH and projected financial information concerning Parent (after giving effect to the Modine Merger) and the other Borrowers as reasonably requested by Lender and such financial information shall be in form and substance reasonably satisfactory to Lender;

4.6. Lender shall have completed a field examination of the Collateral constituting Aftermarket Assets (as defined in the Modine Merger Agreement) and any other property and other assets of MAH immediately prior to the Modine Merger, the results of which shall be reasonably satisfactory to Lender, in Lender's reasonable discretion;

4.7. receipt by Lender of the Amended and Restated Information Certificate of the Parent, which shall be accurate and complete in all material respects (after giving effect to the Modine

Merger, the GO/DAN Merger and the name change referenced above) and duly executed by the Parent ("Parent Information Certificate");

4.8. receipt by Lender of the Collateral Assignment of Modine Merger Documents, in form and substance reasonably satisfactory to Lender, duly executed by Transpro and consented to by Modine and MAH ("Collateral Assignment");

4.9. receipt by Lender of evidence of insurance (reflecting that the Aftermarket Assets (as defined in the Modine Merger Agreement) and the other Collateral are adequately insured) and loss payee endorsements required under the Loan Agreement and the Financing Agreements, in form and substance reasonably satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

4.10. receipt by Lender of the following, each in form and substance reasonably satisfactory to Lender: evidence that the Modine Merger Documents have been duly executed and delivered by and to the appropriate parties thereto;

4.11. receipt by Lender of the following, each in form and substance reasonably satisfactory to Lender: evidence that the GO/DAN Merger Documents have been duly executed and delivered by and to the appropriate parties thereto;

4.12. receipt by Lender of true, accurate and complete copies, executed if applicable, of each of the Modine Merger Documents and the GO/DAN Merger Documents;

4.13. receipt by Lender of written notice from Borrowers, which specifies each of the conditions precedent to the Modine Merger Agreement waived by Transpro, MAH or Modine (if any);

4.14. receipt by Lender of UCC, tax and other searches with respect to each Borrower and Obligor and of the release of all security interests and liens not permitted under the terms of the Financing Agreements;

4.15. receipt by Lender of the corporate resolutions of Borrowers authorizing the Borrowers to consummate the transactions contemplated hereunder; and

4.16. Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrowers with respect to this Twelfth Amendment, the Term Note, the Collateral Assignment, and such other matters as Lender may request;

4.17. each of the representations and warranties set forth in Section 6 hereof is true, accurate and correct in all material respects as of the date hereof (or such other date referenced in Section 6 hereof).

5.    Affirmative Covenants.    The Borrowers' failure to satisfy any of the following affirmative covenants, in a manner satisfactory to Lender, by the date applicable thereto shall constitute an Event of Default without notice or grace:

5.1.    Excess Availability.    Excess Availability under the lending formulas set forth in the Loan Agreement, subject to sublimits and Availability Reserves, shall be in an amount equal to no less than $13,000,000, immediately after giving effect to the following (i) the payment of the fees assessed and the expenses incurred by the Lender in connection with the negotiation, documentation and execution of this Twelfth Amendment, the Term Note and the Collateral Assignment, (ii) the payment of the fees and expenses incurred by Borrowers in connection with the Modine Merger and the negotiation, documentation and execution of the Modine Merger Documents, this Twelfth Amendment and the other Financing Agreements, (iii) the payment of the fees and expenses incurred by Borrowers in connection with the GO/DAN Merger and the negotiation, documentation and execution of the GO/DAN Merger Documents, (iv) the application of the proceeds of the Loans made by Lender on or before the date hereof, and (v) the deduction for past due payables and other obligations.

5.2.    Modine Merger.    On or before July 22, 2005, the Borrowers shall cause Lender to receive evidence that (i) the necessary certificate or articles of merger with respect to the Modine

Merger has been filed with and accepted by the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina and (ii) the Modine Merger is valid and effective in accordance with the terms and provisions of the Modine Merger Documents and the applicable corporation statutes of the State of Delaware and the State of North Carolina (it being understood that verbal confirmation from a reputable service company specifying that the applicable certificate of merger has been filed and accepted at the Delaware Secretary of State's Office and the North Carolina Secretary of State's Office satisfies the affirmative covenant set forth in subsection (ii) of this Section provided that written evidence of the same is delivered to Lender by July 28, 2005).

5.3.    GO/DAN Merger.    On or before July 22, 2005, the Borrowers shall cause Lender to receive evidence that (i) the necessary certificate or articles of merger with respect to the GO/DAN Merger has been filed with and accepted by the Secretary of State of the State of Delaware and (ii) the GO/DAN Merger is valid and effective in accordance with the terms and provisions of the GO/DAN Merger Documents and the applicable corporation statutes of the State of Delaware (it being understood that verbal confirmation from a reputable service company specifying that the applicable certificate of merger has been filed and accepted at the Delaware Secretary of State's Office satisfies the affirmative covenant set forth in subsection (ii) of this Section provided that written evidence of the same is delivered to Lender by July 25, 2005).

5.4.    First Amendment and Ratification of Pledge Agreement; Stock Certificate.    On or before July 22, 2005, the Borrowers shall cause the Lender to receive that certain (i) First Amendment and Ratification of Pledge Agreement, duly executed by Transpro and (ii) all originally issued stock certificates evidencing Transpro's ownership interest in Aftermarket Delaware Corporation and the accompanying stock powers signed in blank;

5.5.    Outakumpu Copper Radiator Strip A.B.    On or before July 29, 2005, the Borrowers shall cause the Lender to receive evidence, reasonably satisfactory to Lender, that Outokumpu Copper Radiator Strip A.B. has released its liens from all Aftermarket Assets (as defined in the Modine Merger Agreement);

5.6.    Aftermarket LLC Membership Certificates.    On or before July 29, 2005, the Borrowers shall cause the Lender to receive all originally issued membership certificates evidencing Transpro's ownership interest in Aftermarket LLC, and accompanying member interest powers signed in blank;

5.7.    Aftermarket Delaware Corporation/Aftermarket LLC Information Certificates. On or before August 1, 2005, the Borrowers shall cause the Lender to receive an information certificate, for each of Aftermarket Delaware Corporation and Aftermarket LLC, which, each, shall be accurate and complete in all material respects (after giving effect to the Modine Merger) and duly executed by Aftermarket Delaware Corporation or Aftermarket LLC, as applicable;

5.8.    Security Documents.    On or before August 8, 2005, the Borrowers shall cause Lender to receive a duly executed guarantee and security agreement from each of Aftermarket Delaware Corporation and Aftermarket LLC (together with all related corporate/limited liability company authorizations), each in form and substance reasonably satisfactory to Lender (collectively, the "Security Documents");

5.9.    Legal Opinion.    On or before August 8, 2005, Lender shall have received, in form and substance reasonably satisfactory to Lender, an opinion letter from counsel to Borrowers with respect to the Security Documents (as to matters regarding perfection of Lender's security interest under the Security Documents, due authorization with respect to the Security Documents and execution of the Security Documents);

5.10.    Emporia Mortgage.    On or before September 30, 2005, the Borrowers shall have caused the Lender to receive a duly executed mortgage ("Emporia Mortgage") and collateral assignment of leases and rents ("Emporia Collateral Assignment of Leases"), each in form and substance reasonably satisfactory to Lender, with respect to Proliance's real property located at Emporia, Kansas ("Emporia Real Property").

5.11.    Environmental (Emporia Real Property).    On or before September 30, 2005, the Borrowers shall have caused the Lender to receive copies of all environmental audits and reports with respect to the Emporia Real Property that have been prepared for the Borrowers or that the Borrowers have in their possession and such audits and reports shall not indicate that (i) Borrowers are in noncompliance with any material applicable Environmental Laws or (ii) that there are material environmental problems with the Emporia Real Property.

5.12.    Title Insurance (Emporia Real Property).    On or before September 30, 2005, the Borrowers shall have caused the Lender to receive a valid and effective title insurance policy, in form and substance reasonably satisfactory to Lender, issued by a company and agent acceptable to Lender (i) insuring the priority, amount and sufficiency of the Emporia Mortgage, (ii) insuring against matters that would be disclosed by surveys, (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Lender for protection of its interests, and (iv) subject to only such exceptions to title as Lender may accept in its discretion.

5.13.    Deposit Account Control Agreements.    On or before September 30, 2005, the Borrowers shall have caused the Lender to receive a deposit account control agreement, in form and substance reasonably satisfactory to Lender, from each depository institution at which the Borrowers maintain deposit account(s), granting control to Lender over each deposit account maintained at such depository institution with the exception of deposit accounts used solely for payroll and benefits purposes.

5.14.    Landlord Waivers; Warehouse Agreements.    On or before October 31, 2005, the Borrowers shall have caused the Lender to receive a landlord waiver or warehouse agreement, as applicable, in form and substance reasonably satisfactory to Lender, for each location (not owned by a Borrower) at which Collateral is located (which is leased by a Borrower or constitutes a warehouse) and for which Lender may deem necessary or desirable in order to permit, protect, perfect and/or enforce its security interests in and liens upon the Collateral at such location.

5.15.    Pledge.    On or before October 31, 2005, the Borrowers shall have caused the Lender to receive the pledge of sixty-five percent (65%) of the outstanding Capital Stock and other equity securities of each of NRF B.V., Manufacturera Mexicana, SA de C.V. and Modine National Sales, Ltd. in a manner and pursuant to documentation in form and substance reasonably satisfactory to Lender.

5.16.    First Amendment to Pledge Contract Without Transmission of Possession.    On or before October 31, 2005, the Borrowers shall have caused the Lender to receive a copy of the First Amendment to Pledge Contract Without Transmission of Possession, in form and substance reasonably satisfactory to Lender, duly executed by the Obligors and Parent ("First Amendment to Pledge Contract").

6.    Representations and Warranties.    Each Borrower and Obligor jointly and severally represents and warrants to Lender the following, as applicable:

6.1.    Organization and Qualification.    Each of the Borrowers and Obligors is duly incorporated or formed, as applicable, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or formation, as applicable. Each Borrower and Obligor is duly qualified to do business and is in good standing as a foreign corporation or other applicable organization in all states and jurisdictions in which the failure to be so qualified would have a material adverse effect on the financial condition, business or properties of such Borrower or Obligor.

6.2.    Power and Authority.    Each Borrower and Obligor are duly authorized and empowered to enter, deliver, and perform this Twelfth Amendment, the Borrowers are duly authorized and empowered to enter, deliver, and perform the Term Note and Transpro is duly authorized and empowered to enter, deliver, and perform the and Collateral Assignment. The execution, delivery, and performance of this Twelfth Amendment, the Term Note and the Collateral Assignment have been duly authorized by all necessary corporate action of each of the applicable Borrowers and Obligors. The execution, delivery and performance of this Twelfth

Amendment, the Term Note and the Collateral Assignment do not and will not (i) require any consent or approval of the shareholders of the Borrowers or the Obligors; (ii) contravene the charter or by-laws or equivalent organizational documents of any of the Borrowers or Obligor; (iii) violate or cause any Borrower or Obligor to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or Obligor; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or Obligor is a party or by which such Borrower's or Obligor's properties may be bound or affected, which breach or default is reasonably likely to have a material adverse effect on the financial condition, business or properties of such Borrower or Obligor; or (v) result in, or require, the creation or imposition of any lien (other than the liens set forth in Schedule 8.4 to the Loan Agreement) upon or with respect to any of the properties now owned or hereafter acquired by any Borrower or Obligor.

6.3.    Legally Enforceable Agreement.    This Twelfth Amendment is a legal, valid and binding obligation of each of the Borrowers and Obligors and is enforceable against each of the Borrowers and Obligors in accordance with the terms hereof subject to bankruptcy, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally. The Term Note is a legal, valid and binding obligation of each of the Borrowers and is enforceable against each of the Borrowers in accordance with the terms thereof subject to bankruptcy, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally. The Collateral Assignment is a legal, valid and binding obligation of Transpro and is enforceable against Transpro in accordance with the terms thereof subject to bankruptcy, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

6.4.    Continuous Nature of Representations and Warranties.    Each Borrower confirms and agrees that, except for the amendments to the Loan Agreement provided herein and in the other previously executed amendments to the Loan Agreement, (a) all representations and warranties contained in the Loan Agreement and in the other Financing Agreements (as amended prior to the date hereof and pursuant to this Amendment) are on the date hereof true and correct in all material respects (except with respect to deviations therefrom permitted under Article 9 of the Loan Agreement) except to the extent that such representations and warranties expressly relate to a specific earlier date in which case the Borrowers confirm, reaffirm and restate such representations and warranties as of such earlier date, (b) all Information Certificates delivered in conjunction with the Loan Agreement remain true and correct in all material respects except for the Information Certificate delivered by Transpro in conjunction with the execution of the Loan Agreement which shall be amended, restated and replaced by the Parent Information Certificate on the date hereof and (c) it is unconditionally, absolutely, and jointly and severally liable for the punctual and full performance and payment of all Obligations, including, without limitation, all termination fees under Section 12.1(c) of the Loan Agreement, charges, fees, expenses and costs (including attorneys' fees and expenses) under the Financing Agreements, and that no Borrower has any defenses, counterclaims or setoffs with respect to full, complete and timely payment of all Obligations.

6.5.    Solvency.    The Parent is Solvent and will continue to be Solvent after giving effect to the Modine Merger, the Modine Merger Documents, the GO/DAN Merger and the GO/DAN Merger Documents. For purposes of this Section, "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

6.6.    Modine Merger Representations and Warranties.

                (i)    Upon the filing of the certificate and/or articles of merger with the Secretary of State of Delaware and North Carolina, the Modine Merger will be valid and effective in accordance with the terms of the Modine Merger Documents and the corporation statutes of the State of Delaware and the State of North Carolina.

                (ii)    All actions and proceedings required by the Modine Merger Documents, applicable law and regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) have been taken and the transactions required thereunder have been duly and validly taken and consummated and no consent, approval, authorization, order, or filing with any governmental agency or body or any other person is required of Borrowers, MAH or Modine for or in connection with the Modine Merger, except as set forth in the Modine Merger Agreement (including the schedules thereto) or for such consents as shall have been obtained by Borrowers prior to the closing thereunder.

                (iii)    No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Modine Merger Documents and no governmental action or proceeding has been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Modine Merger Documents.

                (iv)    Borrowers have furnished to Lender a true, complete, and accurate copy of each of the Modine Merger Documents (together with all amendments, schedules and exhibits thereto), and Borrowers shall promptly furnish to Lender a true, complete, and accurate copy of any amendments to the Modine Merger Documents entered into after the date hereof (together with schedules and exhibits thereto) for Lender's review.

                (v)    no liabilities are being assumed by Borrowers pursuant to or in connection with the Modine Merger except pursuant to the terms of the Modine Merger Agreement or as may otherwise be disclosed to and approved by Lender.

                (vi)    no default or Event of Default existed on the date of the Modine Merger Agreement and no default or Event of Default shall exist or have occurred and be continuing on date hereof after giving effect to the Modine Merger and this Twelfth Amendment.

6.7.    GO/DAN Merger Representations and Warranties.

                (i)    Upon the filing of the certificate of merger with the Secretary of State of the State of Delaware, the GO/DAN Merger will be valid and effective in accordance with the terms of the GO/DAN Merger Documents and the corporation statutes of the State of Delaware.

                (ii)    All actions and proceedings required by the GO/DAN Merger Documents, applicable law and regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) have been taken and the transactions required thereunder have been duly and validly taken and consummated and no consent, approval, authorization, order, or filing with any governmental agency or body or any other person is required of Borrowers for or in connection with the GO/DAN Merger, except as set forth in the GO/DAN Merger Agreement (including the schedules thereto) or for such consents as shall have been obtained by Borrowers prior to the closing thereunder.

                (iii)    No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the GO/DAN Merger Documents and no governmental action or proceeding has been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the GO/DAN Merger Documents.

                (iv)    Borrowers have furnished to Lender a true, complete, and accurate copy of each of the GO/DAN Merger Documents (together with all amendments, schedules and exhibits thereto),

and Borrowers shall promptly furnish to Lender a true, complete, and accurate copy of any amendments to the GO/DAN Merger Documents entered into after the date hereof (together with schedules and exhibits thereto) for Lender's review.

                (v)    No default or Event of Default existed on the date of the GO/DAN Merger Agreement and no default or Event of Default shall exist or have occurred and be continuing on date hereof after giving effect to the GO/DAN Merger and this Twelfth Amendment.

7.    Amendment to Modine Merger Documents; License Agreements.    Borrowers and Lender further agree as follows: (a) Borrowers shall not enter into any amendment to the Modine Merger Agreement without Lender's prior review (with such approval not to be unreasonably delayed or withheld) provided that Lender's prior approval shall also be required with respect to any amendments to the Modine Merger Documents which have or would reasonably be expected to have a material adverse effect on (i) Borrowers' ability to perform and/or pay the Obligations and (ii) the Collateral; and (b) to the extent not included in the schedules and exhibits to the Modine Merger Documents, Borrowers shall promptly provide Lender with true, complete, and accurate copies of all License Agreements entered into in connection with the execution of the Modine Merger Agreement, and all such License Agreements shall be in form and substance reasonably satisfactory to Lender.

8.    Acknowledgement of Obligations.    Each Obligor, for value received, hereby consents to (i) the applicable Borrowers' execution and delivery of this Twelfth Amendment, the Term Note, the Mortgage, the Collateral Assignment of Leases and the Collateral Assignment, (ii) Transpro's execution of the Modine Merger Agreement and the other Modine Merger Documents, (iii) Transpro's and GO/DAN's execution of the GO/DAN Merger Agreement and the other GO/DAN Merger Documents and (iv) the performance by the Borrowers of their respective agreements and obligations hereunder and thereunder. The applicable Borrowers' performance and/or consummation of any transaction or matter contemplated under this Twelfth Amendment, the Term Note, the Mortgage, the Collateral Assignment of Leases, the Collateral Assignment, the Modine Merger Agreement, the other Modine Merger Documents, the GO/DAN Merger Agreement and the other GO/DAN Merger Documents shall not limit, restrict, extinguish or otherwise impair any of the Obligors' obligations to Lender with respect to the Financing Agreements, as applicable.

9.    Confirmation of Liens.    Each Borrower and Obligor acknowledges, confirms and agrees that the Financing Agreements, as amended hereby, are effective to grant to Lender duly perfected, valid and enforceable first priority security interests in and liens on the Collateral described therein (including the Aftermarket Assets), except for liens referenced in Sections 8.4 and 9.8 and Schedule 8.4 (as amended hereby) of the Loan Agreement, and that the locations for such Collateral specified in the Financing Agreements have not changed except as provided herein or as previously disclosed to the Lender. Each Borrower and Obligor further acknowledges and agrees that all Obligations of the Borrowers are and shall be secured by the Collateral, as amended hereby.

10.    Miscellaneous.    All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreements. Borrowers hereby agree to pay to Lender all reasonable attorney's fees and costs which have been incurred or may in the future be incurred by Lender in connection with the negotiation, preparation, performance and enforcement of this Twelfth Amendment, the Term Note, the Mortgage, the Collateral Assignment of Leases and the Collateral Assignment and any other documents and agreements prepared and/or reviewed in connection herewith and therewith. This Twelfth Amendment, the Term Note, the Mortgage, the Collateral Assignment of Leases and the Collateral Assignment, each, shall be deemed to be a Financing Agreement and, together with the other Financing Agreements, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior dealings, correspondence, conversations or communications between the parties with respect to the subject matter hereof.

REST OF PAGE LEFT INTENTIONALLY BLANK

Signature page to Twelfth Amendment to Loan Agreement

IN WITNESS WHEREOF, the Borrowers, the Obligors, and the Lender have executed this Twelfth Amendment as of the date first above written, by their respective officers hereunto duly authorized, under seal.

BORROWERS:

WITNESS	TRANSPRO, INC.

/s/ Richard A. Wisot	By: /s/ Charles E. Johnson
Title: President and Chief Executive Officer

GO/DAN INDUSTRIES, INC.

/s/ Richard A. Wisot	By: /s/ Charles E. Johnson
Title: President

READY AIRE, INC.

/s/ Richard A. Wisot	By: /s/ Charles E. Johnson
Title: President

Signature page to Twelfth Amendment to Loan Agreement

OBLIGORS:

GO/DAN de MEXICO SA de C.V.

/s/ Richard A. Wisot	By: /s/ Charles E. Johnson
Title: President

RADIADORES GDI, SA de C.V.

/s/ Richard A. Wisot	By: /s/ Charles E. Johnson
Title:

LENDER:
WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND)

By: /s/ Will A. Williams
Title: Vice President